As filed with the Securities and Exchange Commission on November 21, 2002

Registration No. 33-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BULL RUN CORPORATION
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-2458679 (I.R.S. employer identification Number)

4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(404) 266-8333
(Address of principal executive offices) (Zip code)

Host Communications, Inc. Profit Sharing Savings Plan
(Full title of the Plan)

Frederick J. Erickson
Vice President — Finance
Bull Run Corporation
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(404) 266-8333
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to
Arnold S. Jacobs
Proskauer Rose LLP
1585 Broadway
New York, New York 10036
(212) 969-3000

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share (2)	price	Registration Fee

Common Stock, par value $.01 per share	1,500,000 shares	$0.525	$787,500	$72.45

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, such estimate is based on the average of the high and low sale price of the shares on the Nasdaq National Market on November 20, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission by Bull Run Corporation, a Georgia corporation (the “Company” or the “Registrant”), are incorporated herein by reference:

(1) the Company’s Annual Report on Form 10-K for the year ended June 30, 2002;

(2) the Company’s Transition Report on Form 10-Q for the period July 1, 2002 to August 31, 2002

(3) the description of the Company’s Common Stock, par value $.01 per share, contained in the Company’s Registration Statement filed on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interest of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 14-2-851 of the Business Corporation Code of the State of Georgia grants each corporation organized thereunder the power to indemnify its officers and directors against liability for certain of their acts. Article VII of the Company’s Articles of Incorporation and Article VI of the Company’s By-laws provide that the Company shall, to the full extent permitted by law, indemnify all directors, officers, employees, or agents of the Company. Article IX of the Company’s Articles of Incorporation provides that no director of the Company shall be liable to the Company for breach of any duty as a director, except: (i) any appropriation, in violation of such director’s duties, of any business opportunity of the Company; (ii) for acts or omissions or involving intentional misconduct or a knowing violation of the law; (iii) for the unlawful distributions of the Company to its shareholders; or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

5	Opinion of Troutman Sanders LLP

23.1	Consent of PricewaterhouseCoopers LLP – Bull Run Corporation

23.2	Consent of Ernst & Young LLP – Bull Run Corporation

23.3	Consent of Ernst & Young LLP – Gray Communications Systems, Inc.

23.4	Consent of Troutman Sanders LLP (included in Exhibit 5)

24.1	Power of Attorney

     On July 15, 1998, the Internal Revenue Service (“IRS”) issued a favorable determination letter under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), as to the qualified status of the Host Communications, Inc. Profit Sharing Savings Plan (the “Plan”). The Registrant hereby undertakes to cause to have any amendments to the Plan submitted to the IRS in a timely manner and to cause the sponsor of the Plan to make all changes required by the IRS in order to continue to qualify the Plan under Section 401 of the Code.

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 21, 2002.

BULL RUN CORPORATION

By	/s/ ROBERT S. PRATHER, JR.

Robert S. Prather, Jr.
President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ROBERT S. PRATHER, JR. Robert S. Prather, Jr.	President and Director (Principal Executive Officer)	November 21, 2002

/s/ FREDERICK J. ERICKSON Frederick J. Erickson	Vice President - Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 21, 2002

/s/ GERALD N. AGRANOFF Gerald N. Agranoff	Director	November 21, 2002

/s/ JAMES W. BUSBY James W. Busby	Director	November 21, 2002

/s/ W. JAMES HOST W. James Host	Director	November 21, 2002

/s/ HILTON H. HOWELL, JR. Hilton H. Howell, Jr.	Director	November 21, 2002

/s/ MONTE C. JOHNSON Monte C. Johnson	Director	November 21, 2002

/s/ J. MACK ROBINSON J. Mack Robinson	Director	November 21, 2002

SIGNATURE

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on November 21, 2002

HOST COMMUNICATIONS, INC.
PROFIT SHARING SAVINGS PLAN

By	/s/ JERRY L. FELIX

Jerry L. Felix, Trustee

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5	Opinion of Troutman Sanders LLP

23.1	Consent of PricewaterhouseCoopers LLP – Bull Run Corporation

23.2	Consent of Ernst & Young LLP – Bull Run Corporation

23.3	Consent of Ernst & Young LLP – Gray Communications Systems, Inc.

23.4	Consent of Troutman Sanders LLP (included in Exhibit 5)

24.1	Power of Attorney